Exhibit 99.1

Contacts

For Investors: ImmunoGen, Inc. Carol Hausner, 781-895-0600 info@immunogen.com	For Media: Pure Communications, Inc. Dan Budwick, 973-271-6085

ImmunoGen’s Mirvetuximab Soravtansine (IMGN853) Demonstrates

Notable Single Agent Activity for Patients with Platinum-Resistant Ovarian Cancer

•                  Objective response rate (ORR) of 53% — as single agent — in patients with folate-receptor alpha (FRα)-positive platinum-resistant ovarian cancer. Majority of responses are ongoing. Clinical development program advancing, expanding.

WALTHAM, MA, May 30, 2015 — ImmunoGen, Inc. (NASDAQ: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, today announced the presentation at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting of the first clinical findings in a disease-specific patient population with the Company’s  unique, FRα-targeting ADC, mirvetuximab soravtansine (abstract #5518).

The findings reported today are from an ongoing Phase 1 trial. Once the recommended Phase 2 dose (RP2D) of mirvetuximab soravtansine was established during dose finding (abstract #5558), an expansion cohort was opened to assess the safety and activity of this ADC specifically in the treatment of patients with FRα-positive platinum-resistant ovarian cancer. Approximately 80% of the patients screened have met the criteria for having FRα-positive disease.

Twenty-two patients were included in the analysis reported today — two from the dose-escalation phase of the trial and the twenty enrolled in the expansion cohort at the time of data cutoff for presentation (4/30/15). All had FRα-positive platinum-resistant ovarian cancer and had received mirvetuximab soravtansine at the RP2D (6.0 mg/kg, given every three weeks). All had previously received taxane as well as platinum therapy. Thirteen were still on study at the time of data cutoff.

The majority of adverse events reported were low grade (grade 1 or 2), with diarrhea, blurred vision, nausea, vomiting, fatigue, and abdominal pain the most common treatment-emergent events reported (>20% of patients).

Seventeen of the 22 patients were included in the efficacy analysis; the other five patients were still on study and had not yet reached their first assessment.

•                  Nine of these 17 patients had an objective response (8 partial responses, 1 complete response) to treatment, for an ORR of 53%.

•                  The responses in six of these nine patients were ongoing at the time of data cutoff, with five of these six patients on treatment for more than 15 weeks.

“These initial clinical findings with mirvetuximab soravtansine in the treatment of patients with FRα-positive platinum-resistant ovarian cancer are highly encouraging,” commented Dr. Kathleen Moore, Mai Eager Anderson Chair of Cancer Clinical Trials, Stephenson Cancer Center, University of Oklahoma HSC. “There is a significant need for new therapies for patients with ovarian cancer, including platinum-resistant disease.”

“Based on these findings, we are implementing a development plan designed to advance mirvetuximab soravtansine as quickly as possible while also recognizing the potential to benefit the greatest number of patients,” commented Dr. Charles Morris, EVP and Chief Development Officer of ImmunoGen. “We’re preparing to initiate a Phase 2 trial in late 2015 that will assess this ADC as a single-agent treatment for patients with FRα-positive platinum-resistant ovarian cancer. It is possible that this trial could be used for registration in this patient population.”

Dr. Morris continued, “At the same time, we’re preparing to initiate testing of mirvetuximab soravtansine in combination regimens as a potential therapy for patients with less heavily pretreated ovarian cancer. We’re also continuing to explore this promising ADC as a treatment for other types of FRα-positive solid tumors, including target-positive endometrial cancer. To complement our own research, ImmunoGen recently entered into a collaboration with the National Comprehensive Cancer Network® Oncology Research Program to investigate mirvetuximab soravtansine in additional preclinical and clinical studies. “

About Platinum-Resistant Ovarian Cancer

Each year, there are approximately 21,300 new cases of ovarian cancer diagnosed in the US and more than 14,200 women die from the disease.(1) ImmunoGen estimates that approximately 2,000-3,000 of these women have FRα-positive, platinum-resistant ovarian cancer previously treated with at least three prior lines of therapy.

Standard first-line therapy for ovarian cancer is a platinum-based regimen (e.g., carboplatin plus a taxane and potentially additional agents). Once the cancer becomes platinum-resistant, patients may receive single-agent therapy. Response rates with these agents in the second-/third-line setting are typically around 15-20%.(2)

About the Study Reported

The findings reported today are from a Phase 1 trial assessing mirvetuximab soravtansine for the treatment of FRα-positive solid tumors. After the RP2D was established in patients likely to have FRα-positive disease using a once every 3-week dosing schedule, an expansion cohort was opened to evaluate the ADC specifically in patients with FRα-positive platinum-resistant ovarian cancer when administered as a single agent at this RP2D.

To be eligible for enrollment in this expansion cohort, patients must have ovarian cancer that responded to primary platinum therapy, but then progressed within six months or progressed on or within six months of treatment with subsequent platinum therapy. The cancer also must be FRα-positive, assessed by immunohistochemistry. Approximately

80% of patients screened met this criteria based on the CLIA lab assay.

This expansion cohort has been expanded from 20 to 40 patients to obtain additional experience in this patient population.

About Mirvetuximab Soravtansine

Mirvetuximab soravtansine (IMGN853) is a FRα-targeting ADC developed and wholly owned by ImmunoGen. It is the first and only ADC to this target to enter clinical testing, and comprises a FRα-binding antibody conjugated to DM4, a potent cancer-cell killing agent developed by ImmunoGen specifically for use in ADCs. The antibody serves to target the DM4 specifically to FRα-positive cancer cells which the DM4 can then kill.

FRα is highly expressed on many cases of epithelial ovarian cancer, and on other types of solid tumors including endometrial cancer and some non-small cell lung cancers. Mirvetuximab soravtansine is currently being assessed for the treatment of FRα-positive, platinum-resistant ovarian cancer and for FRα-positive relapsed/refractory endometrial cancer, with additional assessments anticipated.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses tumor-targeting antibodies to deliver an ImmunoGen cell-killing agent specifically to cancer cells. The Company utilizes its ADC technology with its antibodies to create ImmunoGen product candidates and also out-licenses limited rights to use its technology to other companies. Roche’s Kadcyla® is the first marketed product with ImmunoGen’s ADC technology. More information about the Company can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

NATIONAL COMPREHENSIVE CANCER NETWORK®, NCCN®, NCCN GUIDELINES®, and all other NCCN Content are trademarks owned by the National Comprehensive Cancer Network, Inc.

(1)American Cancer Society (2015), Cancer Facts & Figures.

(2)From prescribing information and published clinical data.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of novel anticancer products, including mirvetuximab soravtansine (IMGN853), including risks related to clinical studies and regulatory processes, their timings and results. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other reports filed with the Securities and Exchange Commission.

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